Exhibit 99.1

General Purpose Acquisition Corp. Announces Pricing of $200,000,000 Initial Public Offering

Millbrook, NY, December 2, 2025 (GLOBE NEWSWIRE) – General Purpose Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “GPACU” beginning December 3, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “GPAC” and “GPACW,” respectively. The offering is expected to close on December 4, 2025, subject to customary closing conditions.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer, Peter Georgiopoulos, President and Director, Leonard Vrondissis and Chief Financial Officer, Stewart Crawford.

Jefferies is acting as the sole book-running manager and Ladenburg Thalmann and Northland Capital Markets are acting as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on December 2, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Stewart Crawford
+1 845 677 4650
info@generalacquisition.com